SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: May 13, 2003 (Date of earliest event reported)
JOHN DEERE CAPITAL CORPORATION
(Exact name of registrant as specified in charter)
DELAWARE (State or other jurisdiction of incorporation)
1-6458 (Commission File Number)
36-2386361 (IRS Employer Identification No.)
1 East First Street Suite 600 Reno, Nevada 89501 (Address of principal executive offices and zip code)
(775)786-5527 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report.)

Item 5.	Other Events.

     JDCC's net income was $67.5 million for the quarter and $129.8 million for the first six months, compared with net income of $42.6 million and $114.5 million, respectively, last year. This year's results benefited primarily from lower loan losses, improved results in Argentina and a larger average portfolio. Partially offsetting these factors were lower gains resulting from a reduced volume of retail notes sold and narrower financing spreads.

     Net receivables and leases financed by JDCC were $12.359 billion at April 30, 2003, compared with $10.313 billion one year ago. The increase resulted from acquisitions exceeding collections during the last 12 months and the lower volume of sales of retail notes. Net receivables and leases administered, which include receivables previously sold, totaled $14.457 billion at April 30, 2003, compared with $13.340 billion one year ago.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

	(c)	Exhibits

		(20)	Press release and supplemental financial information of Deere & Company.

Item 9.	Regulation FD Disclosure.

     The schedule of Deere & Company Other Financial Information is furnished under Form 8-K Item 9 and Item 12 (Results of Operations and Financial Condition) (Incorporated by reference from Item 9 of Deere & Company Current Report on Form 8-K dated May 13, 2003, file number (1-4121)). The information is not filed for purposes of the Securities Exchange Act of 1934 and is not deemed incorporated by reference by any general statements incorporating by reference this report or future filings into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent John Deere Capital Corporation specifically incorporates the information by reference.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

JOHN DEERE CAPITAL CORPORATION

	By:	/s/ NATHAN J. JONES Nathan J. Jones Senior Vice President and Chief Financial Officer

Dated: May 13, 2003

Exhibit Index

Number and Description of Exhibit

(20)	Press release and supplemental financial information of Deere & Company (Incorporated by reference from Item 7 of Deere & Company Current Report on Form 8-K dated May 13, 2003, file number (1-4121)).